Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

BY AND AMONG

NEWS CORPORATION AND

THE SIGNATORY STOCKHOLDERS

Dated as of July 31, 2007

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this "Agreement") is entered into as of July 31, 2007 by and among News Corporation, a Delaware corporation ("Parent") and the persons executing this Agreement as "Stockholders" on the signature page hereto (collectively, the "Stockholders" and each individually, a "Stockholder").

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and/or to vote (or to direct the voting of) the number of shares of common stock, par value $1.00 per share (the "Common Stock"), of Dow Jones & Company, Inc., a Delaware corporation (the "Company") and the number of shares of Class B common stock, par value $1.00 per share (the "Class B Common Stock," and together with the Common Stock, the "Company Shares") of the Company set forth opposite such Stockholder's name on Schedule I hereto (such Company Shares, together with any other Company Shares the voting power over which is acquired by any Stockholder in the capacity in which the Stockholder is executing this Agreement during the period from and including the date of this Agreement up to the termination of this Agreement in accordance with its terms (such period, the "Voting Period"), are collectively referred to herein as the "Subject Shares");

WHEREAS, it is intended that the combination of Parent and the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated July 31, 2007, between the Company, Parent, Ruby Newco LLC, a Delaware limited liability company (“Ruby Newco”), and Diamond Merger Sub Corporation, a Delaware corporation (as the same may be amended, the "Merger Agreement") shall be effected through the merger of Ruby Merger Sub with and into the Company (the "Merger"), at which time the separate existence of Diamond Merger Sub Corporation shall cease, and the Company shall be the surviving entity of the Merger (the "Surviving Corporation"); and

WHEREAS, as a condition to the willingness of Parent, Ruby Newco, Diamond Merger Sub Corporation and the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Stockholder is executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II

VOTING AGREEMENT

Section 2.1  Agreement to Vote the Subject Shares.  Each Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all its Subject Shares (x) in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Stockholder contained in this Agreement, and (z) except with the written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):  (i) any Diamond Acquisition Proposal (other than a Diamond Acquisition Proposal by Parent or its Affiliates); or (ii) any other action or proposal, involving the Company or any Diamond Subsidiary that would reasonably be expected to prevent or materially impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement, including the Merger. Each Stockholder agrees, during the Voting Period, not to enter into any agreement or commitment with any Person to vote, grant a proxy or grant a power of attorney, or participate, directly or indirectly, in the “solicitation” of any “proxies” or consents (as such terms are used in the rules of the Securities and Exchange Commission) from any Person to vote in a manner which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

Section 2.2  Effect of Company Breach.  For the avoidance of doubt, each Stockholder agrees that, during the Voting Period, the obligations of each Stockholder specified in Section 2.1 shall not be affected by (i) any Recommendation Withdrawal (other than a public announcement by the Company board of directors expressly withdrawing its recommendation that the stockholders of the Company adopt the Merger Agreement (a “Qualifying Recommendation Change”)); it being understood that the delivery by the Company of a Superior Proposal Notice pursuant to Section 5.3(c) of the Merger Agreement shall not, in and of itself, constitute a Recommendation Withdrawal; or (ii) any breach by the Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

ARTICLE III

COVENANTS

Section 3.1  Generally.

(a)  Each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement and except as set forth on Schedule I, it shall not, without the Parent's prior written consent, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a

"Transfer"), or enter into any contract, option, derivative, hedging or other agreement (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares.

(b)  In the event of a stock dividend or distribution, or any change in the Company Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

(c)  Each Stockholder agrees that it shall authorize and request the Company to notify its transfer agent that there is a stop transfer order with respect to all of the Subject Shares (subject to any exceptions set forth herein) and that this Agreement place limits on the voting of the Subject Shares.

(d)  If so requested by the Parent or Company, each Stockholder agrees that the certificates representing the Subject Shares shall bear a legend stating that the Subject Shares are subject to this Agreement.

Section 3.2  Standstill Obligations of the Stockholders.  Each Stockholder, severally and not jointly, covenants and agrees with Parent that, during the Voting Period:

(a)  Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any agreement with any Person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

(b)  Such Stockholder shall not, nor shall such Stockholder act in concert with any Person to, directly or indirectly, initiate or solicit (including, in each case, by way of furnishing non-public information) the submission of any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Diamond Acquisition Proposal, or engage in any discussions or negotiations with a Person or Persons who have made, or, to the Stockholder's knowledge, are actively considering making a Diamond Acquisition Proposal, or their respective Representatives with respect to any Diamond Acquisition Proposal or otherwise knowingly cooperate with or knowingly assist or participate in any such inquiries, proposals, discussions or negotiations.

(c)  Without limitation to the foregoing and subject to Section 3.2(e), promptly after receipt by such Stockholder of any Diamond Acquisition Proposal or proposal that would reasonably be expected to lead to a Diamond Acquisition Proposal from a Person or a group of related Persons, such Stockholder shall promptly (or shall promptly request the Company board of directors to) provide Parent with written notice of the identity of the Person or Persons making such Diamond Acquisition Proposal or any proposal that would reasonably be expected to lead to a Diamond Acquisition Proposal and the material terms and conditions thereof.

(d)  Such Stockholder shall cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, a Diamond Acquisition Proposal.

(e)  Notwithstanding the foregoing, in the event that the Company board of directors exercises its right (i) to enter into discussions or negotiations with a Third Party in compliance with Section 5.3(b) of the Merger Agreement and/or (ii) to provide information to a Third Party in compliance with Section 5.3(b) of the Merger Agreement, then each Stockholder (including with representatives) may participate in discussions or negotiations with such Third Party and/or provide information to such Third Party; provided, that any action taken by any such Stockholder shall be taken only in coordination with the Company board of directors.

(f)  Parent acknowledges that each Stockholder is signing this Agreement solely in such Stockholder's capacity as a stockholder of the Company and is not making any agreement herein in his, her or its capacity as a director of the Company and nothing contained herein shall limit or affect any actions taken by any Stockholder, in his, her or its capacity as a director of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants, severally and not jointly, to Parent as follows:

Section 4.1  Due Organization.  The Stockholder that is a corporation, limited liability company, partnership, trust or other entity (other than a natural person) is duly organized and validly existing under the laws of the jurisdiction of its organization.  The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of such Stockholder.  This Agreement, assuming due authorization, execution and delivery hereof by Parent and the other Stockholders, constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights, and to general equitable principles.

Section 4.2  Ownership of Shares.  Schedule I sets forth opposite the Stockholder's name, the number of Company Shares over which such Stockholder has record and beneficial ownership as of the date of this Agreement.  As of the date of this Agreement, the Stockholder is the lawful owner of the Company Shares denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares or shares power to vote or cause to be voted such shares solely with one or more other Stockholders with respect to the Company Shares denoted on Schedule I.  The Stockholder does not own or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the Subject Shares (other than the conversion feature of Class B Common Stock). The Stockholder has good and valid title to the Company Shares denoted as being owned by such Stockholder on Schedule I , free and clear of any and all pledges, mortgages, Liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement and except for transfer restrictions of general applicability under the Securities Act of 1933, as amended, and under “blue sky” laws.

Section 4.3  No Conflicts.  (i) Except for Schedule 13D and 13G filings, Forms 4 or 5 filings or other similar filings with the SEC and those filing, consents or approvals as may be required by reason of the business or identity of Parent or any of its Affiliates, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby  (other than approval of this Agreement by the Company for purposes of Section 203 of the DGCL and for purposes of rendering Article Fourth of the Company's Restated Certificate of Incorporation inapplicable to this Agreement) and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if not a natural person), or (B) violate any applicable Order, rule or Law, except for any of the foregoing as would not reasonably be expected to impair the Stockholder's ability to perform its obligations under this Agreement.

Section 4.4  Revocation of Proxies.  The Stockholder represents that any proxies heretofore given in respect of such Company Shares are not irrevocable, and that any such proxies are hereby revoked and that the Stockholder shall take any additional action necessary to effectuate the foregoing.

Section 4.5  Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES AND COVENANTS OF PARENT

Parent hereby represents and warrants to, and covenants with, the Stockholders as follows:

Section 5.1  Due Organization, etc.  Parent is a Delaware corporation duly organized and validly existing under the laws of the jurisdiction of its organization.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.  This Agreement, assuming due authorization, execution and delivery hereof by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights, and to general equitable principles.

Section 5.2  Conflicts.   (i) No filing with any Governmental Entity, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (other than approval of this Agreement by the Company for purposes of Section 203 of the DGCL and for purposes of rendering Article Fourth of the Company's Restated Certificate of Incorporation inapplicable to this Agreement) and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent or (B) violate any Order or Law, except for any of the foregoing as could not reasonably be expected to impair Parent's ability to perform its obligations under this Agreement.

Section 5.3  Reliance by the Stockholders.  Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

Section 5.4  Obligations of Parent.  Parent shall take all actions necessary to comply with Section 1.5(a) of the Merger Agreement.  From and after the Effective Time and through the tenth (10th) anniversary of the Closing Date (the “Board Representation Period”), in the event that the seat on the Board of Directors of Parent occupied by the individual appointed to the Board of Directors of Parent pursuant to Section 1.5(a) of the Merger Agreement (the “Initial Bancroft Director”) shall become vacant, or in the event that the Nominating and Corporate Governance Committee of the Board of Directors of Parent (the “Nominating Committee”) shall fail to nominate the Initial Bancroft Director for re-election at any applicable Annual Meeting of Parent Stockholders, then within thirty (30) Business Days thereafter, the Chairman of the Board of Directors of Parent (the “Parent Chairman”) shall propose to the Nominating Committee another individual, who is (i) a lineal descendant of Hugh Bancroft or a spouse of such a lineal descendant and (ii) “independent” of Parent as such term is defined under the Listing Rules of the New York Stock Exchange, Inc., the Listing Rules of the Australian Securities Exchange, the rules promulgated by the SEC under the Exchange Act and any applicable rules or policies of the Board of Directors of Parent (or any committee thereof), for nomination for appointment or election, as the case may be, to the seat on the Board of Directors of Parent previously held by the Initial Bancroft Director.  In the event that any such individual shall have been approved for nomination for appointment or election to the Board of Directors of Parent by the Nominating Committee, then Parent shall promptly send written notice of such approval to the Special Committee for its consent (by majority vote) to such individual’s nomination for appointment or election to the Board of Directors of Parent, which consent shall not be unreasonably withheld or delayed (provided that, in any event, the Special Committee shall inform the Parent Chairman of its consent or refusal to consent to any such individual’s nomination within ten (10) Business Days following the date upon which written notice of such individual's approval for nomination was sent to the Special Committee) (any individual with respect to which the Special Committee has given its consent, a “Qualifying Nominee”); provided that, once an individual has become a Qualifying Nominee, such individual will retain such status throughout the Board Representation Period and need not be re-submitted to the Special Committee for nomination for appointment or election to the Board of Directors of Parent pursuant to this Section 5.4. Upon designation of an individual as a Qualifying Nominee, the Nominating Committee shall nominate such individual for appointment or election to the Board of Directors of Parent (any individual so appointed or elected to the Board of Directors of Parent, the “Successor Bancroft Director”). In the event that the Nominating Committee shall fail to nominate any individual proposed by the Parent Chairman within ten (10) Business Days following the Parent Chairman's proposal or the Special Committee shall fail to provide its consent with respect to such individual’s nomination within ten (10) Business Days following the date upon which written notice of such individual's nomination was sent to the Special Committee, then the Parent Chairman shall propose another individual to be nominated to be the Successor Bancroft Director in accordance with the procedures set forth in this Section 5.4, with such process continuing until a Qualifying Nominee shall be so nominated to be the Successor Bancroft Director. In the event that any Qualifying Nominee nominated for election to the Board of Directors of Parent (x) shall not be presented to the Parent stockholders for a vote upon such Qualifying Nominee’s election to the Board of Directors of Parent at any annual or special meeting of the Parent stockholders under circumstances in which this Section 5.4 would otherwise provide that such Qualifying Nominee be so presented, or (y) shall fail to receive sufficient votes to elect such Qualifying Nominee to the Board of Directors of Parent at any annual or special meeting of the Parent stockholders, then the Parent Chairman shall, within ten (10) Business Days following the date of such meeting, propose to the Nominating Committee another individual for nomination for appointment to the Board of Directors of Parent in compliance with the second sentence of this Section 5.4 and shall otherwise comply with the foregoing provisions with the respect to the appointment of such individual to the Board of Directors of Parent, with such process continuing until a Qualifying Nominee shall be nominated to be appointed to be the Successor Bancroft Director, with such Qualifying Nominee being appointed to the Board of Directors of Parent within ten (10) Business Days following such nomination. In the event that during the Board Representation Period any Successor Bancroft Director shall have been appointed or elected to the Board of Directors of Parent, and thereafter the seat on the Board of Directors of Parent occupied by any such Successor Bancroft Director shall become vacant, or in the event that the Nominating Committee shall fail to nominate any such Successor Bancroft Director for re-election at any applicable Annual Meeting of Parent Stockholders, the Parent Chairman shall comply with the foregoing provisions to the same extent as applicable with respect to the Initial Bancroft Director. It is expressly acknowledged and agreed that nothing contained in this Agreement shall in any way limit the ability of the Nominating Committee to exercise its fiduciary duties to the stockholders of Parent in determining whom to nominate to the Board of Directors of Parent or limit the ability of the stockholders of Parent to vote on the election of any Person to the Board of Directors of Parent, including without limitation the Initial Bancroft Director or any individual nominated to be the Successor Bancroft Director. The foregoing shall apply to the acquiring or successor entity of Parent in the event of an acquisition of or other extraordinary transaction involving Parent in which directors of Parent immediately before such acquisition or transaction continue to constitute a majority of the board of the acquiring or successor entity immediately following such acquisition or transaction or the shareholders of Parent immediately before such acquisition or transaction continue to own or control a majority of the voting power of the acquiring or successor entity immediately following such acquisition or transaction. Parent shall not take any actions which would reasonably be expected to have the effect of depriving the Stockholders of the right to such representation on the Board of Directors. Notwithstanding anything to the contrary contained in this Agreement, all obligations of Parent and the Parent Chairman set forth in this Section 5.4 shall immediately terminate and shall be of no further force and effect upon the termination of this Agreement (other than pursuant to Section 6.1(ii)).

ARTICLE VI

TERMINATION

Section 6.1  Termination.  This Agreement shall automatically terminate, and none of Parent or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and all of the Stockholders, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination by Diamond pursuant to Section 7.1(h) of the Merger Agreement), (iv) the vote of a majority (in terms of aggregate voting power) of the Subject Shares in favor of the termination of this Agreement by the Stockholders entitled to vote such Subject Shares for such purpose (such Stockholders, the “Majority Stockholders”); providedthat any such termination pursuant to this clause (iv) shall be effective if, and only if, the Stockholders shall have complied in all material respects with Section 6.2(b); and (v) a Qualifying Recommendation Change.  The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party's willful or intentional breach of any terms of this Agreement.  Notwithstanding anything to the contrary herein, the provisions of the preceding sentence of this Section 6.1 shall survive the termination of this Agreement and, in the event that the Effective Time occurs, the provisions of Article V and, to the extent they relate to Article V, the provisions of Article VII shall survive and remain in effect until the 10th anniversary of the Effective Time.

Section 6.2  (a)  In the event that any Stockholder receives a Diamond Acquisition Proposal, such Stockholder shall, with respect to such Diamond Acquisition Proposal, provide notices and other information to Parent and the Company board of directors to the same extent as would be required under Section 5.3(b) of the Merger Agreement if all references to “Diamond” as the provider of notices and other information in such Section 5.3(b) were deemed to be references to such Stockholder, all references to “Ruby” as the receiver of notices and other information in such Section 5.3(b) were deemed to be references to each of Parent and the Company board of directors and all references to "one (1) Business Day" in such Section 5.3(b) were deemed to be references to three (3) Business Days.

(b)  If, at any time prior to receipt of the Diamond Stockholder Approval, any Stockholder shall have received a Diamond Acquisition Proposal which the Majority Stockholders shall have concluded in good faith constitutes a Superior Acquisition Proposal, the Majority Stockholders may terminate this Agreement pursuant to Section 6.1(iv) by written notice to Parent, if, and only if, prior to any such termination (i) each Stockholder shall have complied with its obligations under Section 3.2 and Section 6.2(a), (ii) the Majority Stockholders shall have provided prior written notice (“Superior Proposal Notice”) to each of Parent and the

Company board of directors, at least three (3) Business Days in advance of such termination, of their intention to terminate this Agreement pursuant to Section 6.1(iv), which such notice shall specify the material terms and conditions of the Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive per share of Diamond Common Stock and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal); (iii) the Majority Stockholders shall have (x) in the event of any material change to the material terms of a Superior Acquisition Proposal (it being understood that a change in price shall be deemed to be a material change to a material term) delivered to Parent a written notice specifying the material terms and conditions of such modified Superior Acquisition Proposal (including the terms of the consideration that the holders of shares of Diamond Common Stock will receive and including any written agreement providing for a Superior Acquisition Proposal and the identity of the Person making such Superior Acquisition Proposal), and (y) regardless of whether clause (x) above is applicable, to the extent that Parent proposes changes to the terms of the Merger Agreement during the three (3) Business Day period referred to above (as the same be extended in accordance with clause (iv) of this paragraph), negotiated in good faith with Parent with respect to such changes during such period; and (iv) in the event that the Company shall have delivered a Superior Proposal Notice pursuant to Section 5.3(c) of the Merger Agreement, the 3 Business Day Period (including any extension thereof as set forth in Sections 5.3(c) and 7.1(g)(v) of the Merger Agreement) referenced in such Section 5.3(c) shall have expired.

For purposes of this Agreement:

“Superior Acquisition Proposal” means a bona fide written Diamond Acquisition Proposal, which proposal was not the result of a breach of Section 3.2 of this Agreement, made by a Third Party on terms that the Majority Stockholders determine in their good faith judgment (after consultation with outside counsel and its financial advisor) (x) would, if consummated, be more favorable to the majority of the beneficiaries of the Stockholders, taken as a whole, from a financial point of view than the transactions contemplated by the Merger Agreement (taking into account any changes proposed by Parent to the terms of the Merger Agreement in response to a Diamond Acquisition Proposal) and (y) and is reasonably likely to be completed; provided that, for the purposes of this definition of “Superior Acquisition Proposal”, the term Diamond Acquisition Proposal shall have the meaning assigned to such term in Section 5.3(d)(i) of the Merger Agreement, except that the reference to “20% or more” in the definition of “Diamond Acquisition Proposal” shall be deemed to be a reference to “60% or more.”

Section 6.3     In addition, notwithstanding anything to the contrary contained herein, any Stockholder may terminate this Agreement as to such Stockholder in the event the Merger Agreement is amended in a manner that results in any decrease in the Merger Consideration (such amendment, a "Decreased Consideration Amendment"), unless a Stockholder agrees in writing to continue to be bound by the terms and conditions of this Agreement with respect to its Subject Shares from and after the date of such amendment, in which case this Agreement shall continue in full force and effect only with respect to the Subject Shares of such Stockholders who so agree; provided, that, any change or amendment to the Merger Consideration made pursuant to Section 6.4 of the Merger Agreement shall not constitute a Decreased Consideration Amendment.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Appraisal Rights.  Each Stockholder agrees not to seek appraisal or assert any rights of dissent from the Merger that it may have under Section 262 of the DGCL and, to the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under Section 262 of the DGCL.

Section 7.2  Publication.  Each Stockholder hereby permits the Company and Parent to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the United States Securities and Exchange Commission) such Stockholder's identity and ownership of the Company Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, that the Stockholders’ representatives shall be given a reasonable opportunity to review and comment (and such reasonable comments shall be accepted) on any such proposed disclosure.

Section 7.3  Capacity.  It is understood and agreed that any person executing this Agreement in the capacity as a trustee of a trust is executing this Agreement only in the capacity of a trustee of that particular trust and as to the Subject Shares of that trust as set forth opposite the Stockholder’s name on Schedule I and in no other capacity.  In addition, no person executing this Agreement in the capacity of a trustee of a trust shall be responsible or liable for the actions or omissions of such person’s co-trustees of such trust.

Section 7.4  Further Actions.  Each of the parties hereto agrees to take any further actions necessary to effectuate this Agreement.

Section 7.5  Fees and Expenses.  Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement; provided that the foregoing shall not be construed so as to limit any agreement by the Company to bear any fees or expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated in respect of its services in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement and except as set forth in Section 3.19 of the Merger Agreement and Section 3.19 of the Diamond Disclosure Letter.

Section 7.6  Amendments, Waivers, etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.7  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered , to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax (receipt confirmed), on the day on which such fax was sent.

If to Parent:

News Corporation 1211 Avenue of the Americas New York, NY 10036 Attention: General Counsel Facsimile: (212) 768-9896

                                        with an additional copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attention: Lou R. Kling Howard L. Ellin Facsimile: 212-735-2000

If to any Stockholder, then to the address or facsimile number for such Stockholder set forth on Schedule I attached hereto.

Section 7.8  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.9  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 7.10  Entire Agreement; Assignment.  This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as provided herein, this Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder (other than those under Article V and, to the extent related thereto, Articles VI and VII) to any direct or indirect wholly-owned Subsidiary of Parent.

Section 7.11  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.12  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof," "herein," "hereby" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word "or" shall not be exclusive.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 7.13  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 7.14  Specific Performance; Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 7.7.  Each of Parent and the Stockholders hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.7 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.15  Enforcement.  The Jane Bancroft 1934 Tust f/b/o Martha S. Robes, the Jane Bancroft 1934 Trust f/b/o Elizabeth Steele and the Jessie Cox 1935 Trust f/b/o William C. Cox shall have the right, jointly or separately, to enforce the rights of the Stockholders and the obligations of Parent and the Parent Chairman under Section 5.4 hereof (and the provisions of Articles VI and VII to the extent related to Section 5.4 hereof), on behalf of themselves and/or on behalf of other Stockholders.  It is intended and agreed that the Jane Bancroft 1934 Trust f/b/o Martha S. Robes, the Jane Bancroft 1934 Trust f/b/o Elizabeth Steele and the Jessie Cox 1935 Trust f/b/o William C. Cox be the only Stockholders with the right to seek enforcement of the rights and obligations referred to in the preceding sentence.

Section 7.16  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

NEWS CORPORATION

By:	/s/ Lawrence A. Jacobs
Name: Lawrence A. Jacobs
Title: Senior Executive Vice President
Group General Counsel

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

[STOCKHOLDER]

By:
Name:
Title: